Exhibit 23.4

Consent of Independent Auditor

We consent to the use of our report dated January 20, 2012, with respect to the consolidated financial statements of Silverback Media Plc., (the “Company” or “Silverback”) which comprise the consolidated statement of financial position as of December 31, 2009, the consolidated statements of income, comprehensive income, changes in equity and cash flows for the year then ended, included within Form 8-K/A of Motricity, Inc. filed on February 3, 2012 and incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-183487) and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 on Form S-1 (File No. 333-178309) of Motricity, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ MSPC

Certified Public Accountants and Advisors,

A Professional Corporation

New York, New York

September 7, 2012